UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEE ENTERPRISES, INCORPORATED

201 N. Harrison Street, Suite 600

Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 17, 2010

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), will be held will be held at the Company’s offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on February 17, 2010, at 9:00 a.m. CT, for the following purposes:

(1)	To elect three directors for terms of three years;

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

(3)	To consider and act upon a proposal to amend and restate the 1996 Stock Plan for Non-Employee Directors (as amended and restated in 2003);

(4)	To consider and act upon a proposal to amend and restate the 1990 Long-Term Incentive Plan (as amended effective January 10, 2008); and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 28, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission (“SEC”) rules that allow public companies to deliver proxy materials to their stockholders on the Internet. On or about January 7, 2010, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa

January 7, 2010

LEE ENTERPRISES, INCORPORATED

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices, 201 N. Harrison Street, Fourth Floor, Davenport, Iowa, on February 17, 2010, at 9:00 a.m. CT, for the purposes set forth in the Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 201 N. Harrison Street, Suite 600, Davenport, Iowa 52801-1924.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 27, 2009. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a more timely manner and save us the cost of printing and mailing documents to you.

References to 2009, 2008 and the like mean the fiscal year ended the last Sunday in September.

PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock or Class B Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, Internet or telephone.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Corporate Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 16, 2010. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock or Class B Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

VOTING PROCEDURES

Stockholders of record at the close of business on December 28, 2009 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2009, there were 39,103,410 shares of Common Stock and 5,766,805 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Class B Common Stock is entitled to ten votes. The holders of Common Stock and Class B Common Stock will vote as a single class on all matters to be considered at the Annual Meeting.

The presence, in person or by proxy, of a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock represented at the Annual Meeting, voting as a single class, is required to act on Proposal 2, Proposal 3 and Proposal 4 as more fully set forth in this Proxy Statement and on any other matter properly brought before the meeting. In addition, under New York Stock Exchange (“NYSE”) rules, the total votes cast on Proposals 3 and 4 must represent a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding on the record date.

Abstentions from voting, including Proposal 2, Proposal 3 and Proposal 4, will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered by stockholders to us and not revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted “FOR” the election of all directors in Proposal 1 and “FOR” the approval of Proposal 2, Proposal 3 and Proposal 4, as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Under new rules adopted by the NYSE its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE currently considers Proposal 2 to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 2 if you do not instruct your broker how to vote on Proposal 2. Your broker is prohibited from voting your shares on the election of directors, Proposal 3 and Proposal 4 unless you have given voting instructions to your broker. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so your broker may not vote on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on this non-routine matter if you do not give voting instructions with respect to this matter. This is referred to as a “broker non-vote.”

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2013.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below.

Nominees for Election as Directors with Terms Expiring in 2013

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee except Ms. Junck is independent, as defined in the listing standards of the NYSE. The current term of Ms. Junck and Messrs. Newman and Prichett expires February 17, 2010.

Mary E. Junck, 62, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. From 2001 to 2002, she served as President and Chief Executive Officer of the Company. She became Executive Vice President and Chief Operating Officer of the Company in 1999 and President in 2000. She is also a director of TNI Partners, which is owned 50% by the Company.

Ms. Junck is Chairman of the Executive Committee.

Andrew E. Newman, 65, Director since 1991

Mr. Newman is a private investor.

Mr. Newman is Chairman of the Audit Committee and a member of the Executive Compensation Committee.

Gordon D. Prichett, 68, Director since 1998

Mr. Prichett is a founder of Cairnwood Cooperative, Boston, MA, a private investment group. He is also Professor of Mathematics, Statistics and Information Systems at Babson College, Babson Park, MA.

Mr. Prichett is a member of the Audit Committee and the Executive Committee.

Recommendation of the Board of Directors

We recommend a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2011

Richard R. Cole, 67, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school.

Dr. Cole is a member of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 58, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 57, Director since 2008

Mr. Elmore is an attorney residing in New York, NY. He was a partner with the law firm of Dreier LLP from September until December, 2008, and Senior Counsel with the law firm of Dewey & LeBoeuf from October

2004 until March 2008. From 2001 to 2003, Mr. Elmore was President of Test University, a leading provider of Internet delivered learning solutions for pre-college students. Mr. Elmore also serves as a Trustee on the University of Maryland Board of Trustees, and a Commissioner on the John and James L. Knight Foundation’s Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the Board of Directors and chairman of the Nominating and Corporate Governance Committee of 1-800-FLOWERS.COM, Inc.

Mr. Elmore is a member of the Audit Committee.

Herbert W. Moloney III, 58, Director since 2001

Mr. Moloney is President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provides advertising supplements and cartoons to the publishing industry (“Western Colorprint”). From April 2005 to November 2006, he was President and Publisher of the Washington Examiner. From 2000 to March 2005 he was the Chief Operating Officer, North America, of Vertis, Inc., Baltimore, MD.

Mr. Moloney is a member of the Audit Committee and the Executive Compensation Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2012

William E. Mayer, 69, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, and a trustee of the Columbia Mutual Funds.

Mr. Mayer is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as the Company’s lead director by the independent directors to preside over executive sessions of non-management directors.

Gregory P. Schermer, 55, Director since 1999

Mr. Schermer is Vice President-Interactive Media of the Company. From 1989 to July 2006, he also served as Corporate Counsel of the Company.

Mark B. Vittert, 61, Director since 1986

Mr. Vittert is a private investor.

Mr. Vittert is Chairman of the Nominating and Corporate Governance Committee and a member of the Executive Compensation Committee.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit the Company’s financial statements for 2010. KPMG also served as the Company’s independent registered public accounting firm for our 2009 fiscal year. Our By-laws do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice. The Board of Directors unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

Representatives of KPMG are expected to be present at the Annual Meeting. The KPMG representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of KPMG LLP. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as the Company’s independent registered public accounting firm for the 2010 fiscal year. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR Proposal 2 to appoint the Independent Registered Public Accounting Firm.

PROPOSAL 3 - APPROVAL OF AMENDED AND RESTATED 1996 STOCK PLAN

FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has unanimously approved, and is proposing for stockholder approval, amendments to our 1996 Stock Plan for Non-Employee Directors (the “Stock Plan Amendments”). At our 1996 Annual Meeting, our stockholders approved the Company’s 1996 Stock Plan for Non-Employee Directors (the “Stock Plan”). The purpose of the Stock Plan is to promote the interests of the Company and its stockholders by: (1) encouraging non-employee directors to own shares of our Common Stock and thereby link their interest more closely with the interests of our other stockholders; (2) attracting and retaining non-employee directors of outstanding ability; (3) providing incentive compensation opportunities which are competitive with those of other major corporations; and (4) enabling such directors to participate in our long-term growth and financial success.

The Stock Plan (as amended and restated in 2003) authorized the Board of Directors to reserve an aggregate of 150,000 shares of our Common Stock (as such number may be adjusted for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan), and to make an annual award of 1,500 shares of Common Stock to each of our non-employee directors. The Stock Plan has no expiration date except that awards may not be granted in excess of the 150,000 shares of our Common Stock which have been reserved for award.

In order to continue the Stock Plan and increase the benefits of participation consistent with the enhanced duties imposed upon our non-employee directors by the NYSE and the SEC, and to enable the Stock Plan, over time, to be more competitive with equity compensation programs of our peer companies, we are asking our stockholders to approve the Stock Plan Amendments, which modify the Stock Plan to:

•	Increase the number of shares of Common Stock authorized under the Stock Plan Amendments by 300,000;

•

Authorize an annual grant of 10,000 shares of our Common Stock to each non-employee director, subject to an annual cap in the value on the date of grant equal to that non-employee director’s annual cash retainer (the base of which was $40,000 in 2009), excluding Board Committee service and meeting fees per non-employee director per year;

•	Eliminate the ability of a non-employee director to receive all or part of his or her cash compensation in our Common Stock; and

•

Require any annual grant of our Common Stock to any non-employee director to be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement.

Pursuant to the terms of the Stock Plan, 83,067 shares of Common Stock have been issued to our non-employee directors through December 28, 2009 (the record date for the Annual Meeting), leaving 66,933 shares available for issuance. Under the proposed Stock Plan Amendments, the maximum number of shares available for future grant or issuance would be increased to 366,933 shares of our Common Stock. This amount is subject to adjustment for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan. The Board of Directors is recommending the addition of 300,000 shares to the total shares available under the Stock Plan to enable us to meet our expected annual awards for the next several years. The closing price of our Common Stock on the NYSE on December 28, 2009 was $3.67 per share.

The following summary sets forth the principal features of the Stock Plan as amended by the Stock Plan Amendments. This summary is qualified in its entirety by the complete text of the Stock Plan, as amended, set forth in Exhibit A to this Proxy Statement.

Eligibility

Awards may be granted only to our non-employee directors. Awards may not be granted to any person who is an employee of ours or of any subsidiary of ours.

Annual Awards

If approved by our stockholders, an award of 10,000 shares of our Common Stock will be made automatically to each non-employee director on the first business day of June of each year, beginning on June 1, 2010, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year. No consideration will be paid by a participant upon award of the shares. A non-employee director who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders will automatically receive an award of 10,000 shares of our Common Stock on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she takes office, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year and receipt of only one award per fiscal year.

Administration

The Stock Plan is administered by our Chief Executive Officer (the “Administrator”), who is authorized to interpret the plan but has no authority with respect to the selection of directors to receive awards, the number of shares subject to the plan, grants thereunder, or the price or timing of awards to be made except as provided below. The Administrator has no authority to increase materially the benefits under the Stock Plan. The Administrator may amend, suspend or terminate the plan as he or she deems advisable or to comply with changes in the Internal Revenue Code of 1986 (the “Tax Code”), the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder, but may not amend the Stock Plan without further approval of the stockholders if such approval is required by law. The determinations of the Administrator are final, binding and conclusive upon all persons. Adjustments shall be made in the number and kind of shares subject to the Stock Plan for stock splits or stock dividends. The Administrator presently intends that any annual award be accompanied by an agreement with each director providing, among other matters, that the shares of Common Stock covered by the award must be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement. If such requirement is not met, the shares will be subject to forfeiture in the discretion of the Administrator.

U.S. Income Tax Considerations

Our non-employee directors are considered to have earned directors’ compensation at the time of the stock awards. The amount of taxable compensation equals the fair market value of the shares on the date awarded. This treatment applies to minimum awards and elective awards of our Common Stock.

Other Information

If the Stock Plan Amendments had been in effect in 2009, the cumulative benefits that would have been received by each of the eight persons eligible to participate in the plan would have totaled 10,000 shares with a value of $9,800 on the June 1, 2009 date of grant.

*  *  *  *

The affirmative vote of a majority of the voting power of all of our Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of the foregoing proposal. In addition, under NYSE rules, the total votes cast on the foregoing proposal must represent a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding on the record date. The Amended and Restated Stock Plan becomes effective upon its approval by our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 3 to adopt the Amended and Restated 1996 Stock Plan for Non-Employee Directors.

PROPOSAL 4 - APPROVAL OF AMENDED AND RESTATED 1990 LONG-TERM INCENTIVE PLAN

The Board of Directors, acting upon the recommendation of its Executive Compensation Committee (“ECC”), has unanimously approved, and is proposing for stockholder approval, amendments to our 1990 Long-Term Incentive Plan (the “LTIP”). The only amendments to the LTIP (“LTIP Amendments”) are:

•	Authorization of an additional 3,000,000 shares of our Common Stock in support of future awards under the LTIP;

•	Extension of the ECC’s authority to grant incentive stock options, provided no such options may be granted after January 6, 2020; and

•	Elimination of the ECC’s ability to issue non-qualified stock options at an option price less than the fair market value of our Common Stock on the date granted.

The other material features of the LTIP remain the same as under the terms of the LTIP previously approved by the stockholders. The LTIP was first approved by the stockholders in 1990, and has been utilized as a principal feature of the Company’s compensation program since 1990. The LTIP was amended, restated and extended by our stockholders in 1999. The stockholders’ action in 1999 authorized the granting to certain of our “key employees” and certain of the Company’s affiliates and subsidiaries, awards of stock options, restricted stock of the Company, cash, dividends or dividend equivalents or any combination of them. In 2006, our stockholders authorized an additional 1,000,000 shares for issuance or grant under the LTIP to meet the ECC’s expected annual awards through October 1, 2009.

Although the LTIP has no expiration date, unless the LTIP Amendments are approved, no incentive stock options may be granted under the LTIP after October 1, 2009.

The Board of Directors believes that our LTIP has proven to be an important means of attracting, retaining and motivating individuals of exceptional training, experience and ability. The Board of Directors also believes that it is vitally important to our success to continue to provide key employees with long-term compensation incentives and equity opportunities linked, of course, to the success of our operations and a commensurate return to the stockholders.

Increased Shares Available for Awards

The total number of shares of Common Stock currently authorized for grant or issuance under the LTIP is 956,359. Under the proposed LTIP Amendments, the number of shares available for future grant or issuance would be increased to 3,956,359 shares of our Common Stock. This amount is subject to adjustment for stock splits and dividends and certain other corporate changes in accordance with the LTIP and to increase by outstanding options or awards issued under the LTIP which in the future may be forfeited, surrendered or otherwise terminated, unexercised or not vested, and by shares tendered in payment of the option price or withholding taxes in respect of which replacement options are granted, together with all awards available, forfeitures and shares reserved for issuance in respect of all outstanding stock options and restricted Common Stock awards at October 1, 1999. The Board of Directors is recommending the addition of 3,000,000 shares to the total shares available under the LTIP to enable us to meet our expected annual awards for the next several years.

Additional information about the LTIP and our other plans under which awards in the form of shares of our Common Stock may be made to employees and directors is provided under “Equity Compensation Plan Information.” If the stockholders approve the LTIP Amendments, the maximum number of shares that may be issued after December 28, 2009 (the record date for the Annual Meeting), would be increased to 5,255,979 shares. This number represents 1,299,620 shares subject to outstanding awards as of December 28, 2009, 956,359 shares available for, but not yet subject to, a grant or award as of December 28, 2009, plus the additional 3,000,000 shares authorized by the LTIP Amendments. The closing price of our Common Stock on the NYSE on December 28, 2009 was $3.67 per share.

The following summary sets forth the principal features of the LTIP, as amended by the LTIP Amendments. This summary is qualified in its entirety by the complete text of the LTIP, as amended, set forth in Exhibit B to this Proxy Statement.

Extend Period for Issuance of Incentive Stock Options

Under the Tax Code, the ECC’s authority to grant incentive stock options expired October 1, 2009. The ECC believes the additional incentives provided by incentive stock options are an important feature of the LTIP. The ECC is recommending an extension of the authority to grant additional incentive stock options, but no incentive stock options may be granted after January 6, 2020.

Issuance of Non-Qualified Stock Options at Fair Market Value Only

Currently, the ECC may issue non-qualified stock options at an option price not less than 50% of our Common Stock’s fair market value on the date granted. However, the ECC’s practice has been to issue such options at fair market value on the date of the grant. Under the LTIP Amendments, the ECC will no longer have the ability to issue non-qualified stock options at an option price less than the fair market value of our Common Stock on the date granted. This treatment is consistent with the LTIP requirement that issuance of incentive stock options may not be issued at less than 100% of the stock’s fair market value on the date granted.

Principal Terms of LTIP

The LTIP is administered by the ECC. No non-employee director is eligible to receive any benefits under the LTIP. However, employee directors of the Board of Directors are eligible. The ECC has broad authority to interpret and amend the LTIP, to make all determinations necessary or advisable for the administration of the LTIP, and to issue and reissue awards under terms and conditions it may deem appropriate. The LTIP places an annual limit of 200,000 shares of our Common Stock available for stock options that may be granted to any one participant. All our key employees, our subsidiaries, and designated affiliates are eligible for awards under the LTIP. In 2009, there were 164 recipients of LTIP awards. No Named Executive Officers (“NEOs”) received any awards under the LTIP in 2009.

Under the LTIP, the ECC has the power to fix and accelerate vesting periods. The ECC presently intends to fix such periods in general so that they are not less than one year.

During the term of the LTIP a change in the outstanding shares of Common Stock may occur because of a stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change or distribution to holders of our Common Stock other than cash dividends. In such circumstances, the ECC may make such substitution or adjustment, if any, as it deems equitable to the number or kind of shares of Common Stock or other securities available for issuance under the LTIP. This may include substitution or adjustment of the number of outstanding stock options or option prices and the number of outstanding awards of other types.

Purchase Price and Other Terms

Incentive and Non-Qualified Stock Options

If our stockholders approve the LTIP Amendments, the ECC under the LTIP, as amended, will be able to grant stock options to participants, but no incentive stock options may be granted after January 6, 2020. If our stockholders do not approve the LTIP Amendments, after October 1, 2009, the ECC may grant only non-qualified stock options. The option price for incentive and non-qualified stock options will be determined by the ECC. For incentive stock options and non-qualified stock options, the option price may not be less than 100% of our Common Stock’s fair market value on the date granted.

Fair market value on any given date for this and other purposes of the LTIP, in the ECC’s discretion, will be either i) the average of the high and low prices of our Common Stock, or ii) the closing price of our Common Stock, on the date on which it is to be valued under the terms of the LTIP, as reported for NYSE-Composite Transactions.

Under the terms of our current forms of Incentive and Non-Qualified Stock Option Agreements, incentive and non-qualified stock options become exercisable in installments of 30% of the shares subject to the option one year after the date of grant, an additional 30% after two years and the final 40% after three years. The options may be exercised at any time prior to ten (10) years from the original grant date.

The forms of Incentive and Non-Qualified Stock Option Agreements also provide that each participant will forfeit non-vested option awards upon termination of employment for any reason other than death, permanent and total disability or retirement (as defined in the agreements), unless otherwise determined by the ECC.

Restricted Common Stock

The ECC has the sole authority to determine the number of shares of restricted Common Stock (“restricted stock”) a participant may receive as an award and the purchase price, if any, to be paid by a participant for such restricted stock. Participants have not paid any purchase price for restricted stock awarded under the LTIP, and the ECC expects to continue this practice. Prior to the lapse of restrictions on shares of restricted stock, a participant will have all other rights of a stockholder with respect to the shares, including all dividends paid in respect thereof (except in the case of restricted stock tied to specific performance criteria established by the ECC), subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the participant’s restricted stock agreement governing the terms of the award.

Our current form of Restricted Stock Agreement requires that each participant who receives an award of restricted stock must remain in our employ for a period of three (3) years or other period as designated by the ECC before restrictions on transfer lapse. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period. At the end of the restricted period, participants (other than our affiliates) are free to dispose of the formerly restricted Common Stock and any resale restrictions lapse.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Tax Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on one or more of the factors set forth in our 2005 Incentive Compensation Program (which was approved by the stockholders at the 2005 Annual Meeting).

LTIP Benefits

There were no awards under the LTIP in 2009 or 2008 to the NEOs. Compensation expense recognized for awards granted in 2007 to the Named Executive Officers is set forth in the columns “Stock Awards” in the Summary Compensation Table. Additional information is set forth under the captions “Grants of Plan-Based Awards”, “Outstanding Equity Awards at September 27, 2009” and “Option Exercises and Stock Vested”.

In 2009, non-qualified stock options covering 783,000 shares of the Company’s Common Stock were granted under the LTIP to all employees as a group. No NEOs were included in this grant. Since it is within the discretion of the ECC to determine which employees are to receive options and restricted stock, it is presently not possible to state which employees are to receive such grants or awards or the number of shares that may be granted in the future.

Future grants under the LTIP, if any, that will be made to eligible participants are subject to the discretion of the ECC and, as a consequence, are not determinable at this time.

Payment for Securities Purchased Under the Plan

Payment of the purchase price of Common Stock to be purchased under the LTIP may be made in cash, by note, by the tender of already owned shares of Common Stock (valued at the fair market value on the exercise date) or by a combination of cash and shares of Common Stock.

Payment to exercise vested stock options may also be made by delivering previously awarded restricted stock. Such restricted stock must have been held by a participant for at least one year before it can be used as payment to exercise stock options. The limitations (e.g., holding period) accompanying the restricted stock will remain in effect and applicable to the corresponding number of shares issued upon a stock option exercise until they lapse according to their original terms.

Replacement Stock Options

Under the LTIP, the ECC is authorized to issue “accelerated ownership non-qualified stock options.” A participant may surrender shares of Common Stock which he or she has owned for at least one year at the time of stock option exercise to pay for shares purchased under the option or as payment for applicable withholding taxes. At that time, a new, non-qualified stock option will be granted to the participant for the number of shares that were surrendered. Shares tendered at the time of exercise will be available for issuance under future grants.

The new grant, or “replacement” option, is priced at the current fair market value at the date of exercise of the original option, but is limited to the term remaining under the original option which the participant exercised. The “replacement” option may not be exercised for one year after its grant.

Dividends, Equivalents, and Voting Rights; Cash Payments

The ECC may provide that any award of restricted stock or other stock-based awards under the LTIP may earn dividends, dividend equivalents and voting rights prior to either vesting or earn-out and cash payments in lieu of or in addition to an award. We did not declare any dividends in 2009 and are prohibited from doing so under our current debt arrangements.

Payment of Withholding Taxes

We may deduct from all amounts paid in cash any taxes required by law or other amounts authorized by a participant to be withheld.

The ECC may permit a participant who receives an award in the form of Common Stock to satisfy the obligation for such withholding or deduction in either of two ways. First, the ECC may permit the participant to deliver shares of Common Stock already owned. Second, the ECC may permit us to retain from the participant’s distribution of our Common Stock awarded the number of shares of Common Stock having a fair market value equal to the amount to be withheld or deducted.

Resale Restrictions

No LTIP award may be assigned or transferred, and no right or interest of any participant may be subject to any lien, obligation or liability of the participant. An exception is permitted for a transfer under a will or according to the laws of descent or distribution.

Change of Control

The LTIP provides, upon the occurrence of a change of control:

•	Accelerated exercisability and vesting of stock option and restricted stock awards;

•	Cash-outs of stock option awards and, in the case of incentive stock options, any stock appreciation rights;

•	Appropriate adjustments or prorations of awards; and

•	Assumption of the awards by a successor to the Company or the issuance of substitute awards.

These provisions are generally available to participants, unless the ECC determines otherwise at the time of grant that one or more of these provisions is precluded in order to preserve the appropriate accounting treatment for the change-of-control transaction.

Amendment and Termination

The Board of Directors may amend, suspend or terminate the LTIP or any portion thereof and any award thereunder at any time. However, no amendment shall be made without stockholder approval which shall:

•	Increase (except as required for stock dividends, splits, etc.) the total number of shares reserved for issuance pursuant to the LTIP;

•	Change the class of employees eligible to be participants;

•

Decrease the minimum option prices stated therein (other than to change the manner of determining fair market value to conform to any then applicable provision of the Tax Code and regulations thereunder);

•	Extend the expiration date of the LTIP as it applies to incentive stock options; or

•	Withdraw the administration of the LTIP from the ECC.

The ECC may, however, amend the LTIP in such manner as may be necessary to have the LTIP conform with applicable law and rules and regulations thereunder. Also, following a change of control the Board may not amend the LTIP in a manner that would adversely affect any outstanding award of a participant without the written consent of such participant.

The LTIP has no fixed termination date, except that the Tax Code prohibits the ECC from issuing incentive stock options after January 6, 2020. The LTIP may be terminated by the Board at any time. Termination of the LTIP will not affect the status of any awards outstanding at the date of termination.

U.S. Income Tax Considerations

Future stock option grants under the LTIP are intended to qualify as either non-qualified stock options that are governed under Section 83 of the Tax Code or incentive stock options governed under Section 422 of the Tax Code. Restricted stock will be governed under Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return.

A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of Common Stock acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

For restricted stock generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.

*  *  *  *

The affirmative vote of a majority of the voting power of all Common Stock and Class B Common Stock present in person or by proxy, voting as a single class, a quorum being present, will be required for the approval of the foregoing proposal. In addition, under NYSE rules, the total votes cast on the foregoing proposal must represent a majority of the voting power of our Common Stock and Class B Common Stock issued and outstanding on the record date. If approved by our stockholders, the Amended and Restated 1990 Long-Term Incentive Plan becomes effective January 6, 2010.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR Proposal 4 to adopt the Amended and Restated 1990 Long-Term Incentive Plan.

DIRECTORS’ MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors met 16 times in 2009.

Our Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on “Governance.”

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that Dr. Cole, Ms. Donovan and Messrs. Elmore, Mayer, Newman, Prichett, Moloney and Vittert qualify as an “independent” director in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. In assessing the independence of directors named in this Proxy Statement, our Audit Committee and Board of Directors considered the fact that Mr. Moloney serves as an officer of Western Colorprint, with which we conduct business. He became Chief Operating Officer in 2007. Western Colorprint provides us, in the normal course of business, with printing services for which we paid Western Colorprint $822,000 in 2009. We expect to continue to purchase such services in 2010. We believe that the terms of continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated parties in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between the Company and Western Colorprint and have concluded that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with us. Based on its review, the Board of Directors has determined that Mr. Moloney is also an independent director of the Company under the rules of the NYSE and the SEC. See “Certain Relationships and Related Transactions” below. Ms. Junck and Mr. Schermer do not qualify as independent directors because they are employees of the Company.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 2009. All of the incumbent directors except Dr. Cole and Messrs. Elmore and Prichett attended our March 10, 2009 Annual Meeting of Stockholders. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Audit Committee

Our Audit Committee (“Audit Committee”) met eight times in 2009. The members of the Audit Committee are directors Newman, who chairs the committee, Prichett, Donovan, Moloney and Elmore. The Audit Committee has the responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common or Class B Common Stock or immediate family member of any of the above; (3) our overall risk management profile; (4) the independent registered public accounting firm’s qualifications and independence; (5) the performance of our internal audit function and independent public accountants; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Compensation Committee

Our Executive Compensation Committee (“ECC”) met five times in 2009. The members of the ECC are directors Mayer, who chairs the ECC, Vittert, Newman and Moloney, each of whom meets the requirement of a non-employee director under SEC rules. Its functions are to: (1) administer our Retirement Account Plan, the Supplementary Benefit Plan (as amended and restated as of January 1, 2008 (“Non-Qualified Plan”), the 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended January 10, 2008 (“LTIP”), the Amended and Restated 1977 Employee Stock Purchase Plan (“ESPP”) and 2005 Supplemental Employee Stock Purchase Plan, amended November 16, 2005 (“SPP”); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for cash bonus and restricted stock awards for our Chief Executive Officer (“CEO”) under our 2005 Incentive Compensation Program and to measure her related performance. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met three times in 2009. The members of the NCGC are directors Vittert, who chairs the NCGC, Mayer and Cole. Its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board of Directors, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director’s past attendance at meetings and participation in and contributions to the Board of Directors.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our officers. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board of Directors. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by the stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Mark B. Vittert, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder’s name, address and the class and number of shares of the Company’s Common Stock and/or Class B Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee’s principal occupation or employment and the class and number of shares of the Company’s Common Stock or Class B Common Stock, if any, owned by the nominee, together with a statement indicating the nominee’s willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2011 annual meeting, stockholders must submit the required information to Mr. Vittert by September 9, 2010.

Executive Committee

Our Executive Committee did not meet in 2009. The members of the Executive Committee are directors Junck, who chairs the Committee, Mayer and Prichett. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on “Governance.” The documents noted above will also be provided without charge to any stockholder who requests them by making a written request to the Company, at the address shown on the cover of this Proxy Statement. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics, will be posted on our website.

We also post on our website our 2009 Annual Report on Form 10-K, as filed with the SEC. The Annual Report on Form 10-K can be found at www.lee.net by clicking “Financial.” We will also furnish, upon written request and without charge, a printed copy of the Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC, and NCGC are independent;

•	The non-management directors have designated an independent lead director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•

We have a hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the lead director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group’s proxies on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2009, we paid all non-employee directors a $40,000 annual retainer. The Lead Director received an additional annual retainer of $10,000. The Chairman of the Audit Committee and ECC each received a $10,000 annual retainer for acting as such and other committee chairmen received an annual retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf.

Under the Amended and Restated 1996 Stock Plan for Non-Employee Directors (“Stock Plan”), in 2009 non-employee directors received an annual grant of 1,500 shares of Common Stock, and were able to elect to receive all or 50% of the cash retainer and meeting fees described above in our Common Stock. As noted in Proposal 3, if approved by the stockholders, in 2010, non-employee directors will receive an annual grant of 10,000 shares (subject to a cap in the fair market value of shares awarded equal to the annual cash retainer). As noted above, the Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations as well as enabling such directors to participate in our long-term growth and financial success. If the Stock Plan Amendments are approved by the stockholders, non-employee directors will be required to hold their annual stock grant for a minimum of ten (10) years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. No non-employee director provided such compensated consultative services in 2009.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, together with any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receive any compensation for acting as a director.

The following table summarizes 2009 non-employee director compensation:

Name	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation	Total
(1)			(2)		(3)
Richard R. Cole	$61,000		$1,470		$5,000	$67,470
Nancy S. Donovan	55,500	(4)	9,970	(4)	5,000	70,470
Leonard J. Elmore	60,000		1,470		5,000	66,470
Herbert W. Moloney III	74,000		1,470		3,750	79,220
William E. Mayer	89,000		1,470		5,000	95,470
Gordon D. Prichett	65,000		1,470		5,000	71,470
Andrew E. Newman	87,000		1,470		5,000	93,470
Mark B. Vittert(5)	77,000		1,470		---	78,470

(1)	Includes all non-employee directors who served in 2009.

(2)	All stock awards are fully vested on the grant date.

(3)	The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

(4)	Ms. Donovan received 4,478 shares of Common Stock on December 29, 2009 at prices between $1.04 – $3.50 in lieu of $8,500 of cash retainer and meeting fees for 2009.

(5)	The director has elected to defer receipt of all or any part of the cash compensation earned during 2009 under, as applicable, our Outside Directors Deferral Plan or a “rabbi trust” established by us with an independent trustee.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 27, 2009 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by stockholders	1,009,421	(1)	$9.40	1,234,592	(2)(3)

(1)	LTIP.

(2)	Includes the number of securities remaining available for future issuance under the Non-Employee Directors Stock Plan, the ESPP and the SPP.

(3)	Under the LTIP, those securities that are not issued upon the exercise of stock options may, in the discretion of the ECC, be issued as restricted Common Stock. Such amounts are excluded from the total presented as the amount cannot be determined.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2009, except as set forth below, as to each person known by us to own beneficially more than five (5) percent of the Common Stock or Class B Common Stock of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters.

Beneficial Owners	Common Stock	Percent of Class	Class B Common Stock	Percent of Class
	(1)	(1)
Ariel Investments, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	4,439,725	11.3%	---	---%

Cedar Rock Capital Limited (3) 110 Wigmore Street London W1U 3RW United Kingdom	3,955,496	10.1	---	---

Schermer Management Corporation (4) General Partner Schermer Investment Partnership, L.P. c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	1,163,966	20.2

Lloyd G. Schermer (4)(5) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	520,028	9.0

Betty A. Schermer (4)(6) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	---	---	410,008	7.1

Gregory P. Schermer (4)(7) c/o Lee Enterprises, Incorporated 201 North Harrison Street, Suite 600 Davenport, IA 52801-1924	42,631	*	528,974	9.2

Grant E. Schermer (4)(8) c/o Reed Smith LLP 10 S. Wacker Drive, 40th Floor Chicago, IL 60606-7507	5,099	*	513,350	8.9

Lee Endowment Foundation (9) c/o First Citizens National Bank 2601 Fourth Street P.O. Box 1708 Mason City, IA 50402	24,650	*	517,648	9.0

*	Less than one percent of the class.

(1)

The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the stockholder. As a result, pursuant to Rule 13d-3(d)(1) of the Exchange Act, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the

Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a stockholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

(2)	The information is based solely on a report on Form 13G, filed as of June 30, 2009 by Ariel Investments, LLC (“Ariel”) with the SEC. Ariel reported sole voting authority with respect to 3,857,270 of the reported shares.

(3)	The information is based solely on a report on Form 13G, filed May 21, 2008 by Cedar Rock Capital Limited (“Cedar Rock”) with the SEC. Cedar Rock reported shared voting authority with respect to all of the reported shares.

(4)	Schermer Investment Partnership, L.P. (“SIP”), a limited partnership established for family investment planning, owns 1,163,966 shares of Class B Common Stock. Schermer Management Corporation, a Colorado corporation (“SMC”), is the sole general partner of SIP charged with management of the business of SIP, including voting and investment authority with regard to the Class B Common Stock held by SIP. SMC has four equal stockholders: Gregory P. Schermer and trusts for the benefit of Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. The Board of Directors of SMC consists of Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer (collectively, the “SMC Directors”). No SMC Director may act individually with regard to voting or investment of the shares of Class B Common Stock held by SIP. Such actions require the majority vote of three SMC directors. By virtue of these actions with regard to the shares held by SIP, Lloyd G. Schermer, Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer could be deemed to comprise a “group” within the meaning of SEC regulations. If deemed such a group, Gregory P. Schermer, Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer, individually or through trusts, may each be deemed to be the beneficial owner of these 1,163,966 shares of Class B Common Stock, and in the aggregate, this group would beneficially own 2,726,318 shares or 47.3% of the outstanding shares of Class B Common Stock.

(5)	Class B Common Stock includes (i) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority; (ii) 110,020 shares of Class B Common Stock held by a trust and 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mr. Schermer shares voting and investment authority; and (iii) 69,308 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (5)(ii) and (5)(iii) above and all shares of Class B Common Stock beneficially owned by Betty A. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(6)	Class B Common Stock includes (i) 69,308 shares of Class B Common Stock owned by a trust as to which Betty A. Schermer possesses sole voting and investment authority; (ii) 320,700 shares of Class B Common Stock held by a charitable foundation as to which Mrs. Schermer shares voting and investment authority; and (iii) 20,000 shares of Class B Common Stock owned by a trust as to which Lloyd G. Schermer possesses sole voting and investment authority. Mrs. Schermer disclaims beneficial ownership of all the shares of Class B Common Stock listed in (6)(ii) and (6)(iii) above and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Gregory P. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(7)	Common Stock includes (i) 2,000 shares of Common Stock held by a trust for the benefit of Gregory P. Schermer’s son as to which Mr. Schermer possesses sole voting and investment authority and 2,160 shares of Common Stock held by each of Mr. Schermer’s son and minor daughters as to which Mr. Schermer possesses sole voting and investment authority. Class B Common Stock includes (i) 522,974 shares of Class B Common Stock as to which Mr. Schermer possesses sole voting and investment authority, of which 6,000 shares of Class B Common Stock are held by a trust for the benefit of his son, 4,000 shares of Class B Common Stock are held by a trust for the benefit of a minor daughter, and one share of Class B Common Stock held by separate trusts for the benefit of Mr. Schermer’s son and three minor daughters as to which Mr. Schermer possesses sole voting and investment authority; and (ii) 6,000 shares of Class B Common Stock owned by his spouse. Mr. Schermer disclaims beneficial ownership of all shares of Common Stock and Class B Common Stock held by his spouse, his son and minor daughters, and the trusts for the benefit of his son and minor daughters and all shares of Class B Common Stock beneficially owned by Lloyd G. Schermer, Betty A. Schermer and Grant E. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(8)	Class B Common Stock includes (i) 513,147 shares of Class B Common Stock as to which Grant E. Schermer possesses sole voting and investment authority; (ii) 200 shares of Class B Common Stock held by a trust as to which Mr. Schermer shares voting and investment authority; and (iii) three shares of Class B Common Stock held by a grantor retained annuity trust for the benefit of Betty A. Schermer during its term and for Mr. Schermer’s benefit upon its termination as to which Mr. Schermer possesses sole voting and investment authority. Mr. Schermer disclaims beneficial ownership of all shares of Class B Common Stock owned by Lloyd G. Schermer, Betty A. Schermer and Gregory P. Schermer. See also (4) above with regard to the ownership by SIP of 1,163,966 shares of Class B Common Stock.

(9)	The information for Common Stock is based solely on the stock records of the Company. The information for Class B Common Stock is based solely on a report on Schedule 13G, dated January 22, 2003, filed by Lee Endowment Foundation (“Lee Endowment”) with the SEC. Lee Endowment reported sole voting authority and sole dispositive authority with respect to 517,648 shares. Lee Endowment is independently governed and is not an affiliate of ours.

The following table sets forth information as to our Common Stock and Class B Common Stock beneficially owned as of November 30, 2009 by each director and nominee, each of the named executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class		Class B Common Stock	Percent of Class

Richard R. Cole	6,000	*	%	---	*	%
Nancy S. Donovan	33,125	*		---	*
Leonard J. Elmore	5,693	*		---	*
Mary E. Junck (1)	331,334	*		---	*
Vytenis P. Kuraitis (1)	37,991	*		---	*
William E. Mayer (2)	123,979	*		---	*
Kevin D. Mowbray (1)	38,814	*		---	*
Herbert W. Moloney III	23,000	*		---	*
Andrew E. Newman	16,000	*		---	*
Gordon D. Prichett	11,600	*		---	*
Gregory P. Schermer (1) (2)	42,631	*		528,974	9.2
Carl G. Schmidt (1)	82,999	*		---	*
Greg R. Veon (1) (2)	95,446	*		5,804	*
Mark B. Vittert	16,000	*		---	*
All executive officers and directors as a group (15 persons) (1) (2)	906,256	2.3		534,778	9.3

*	Less than one percent of the class.

(1)	In 2008, we canceled outstanding stock options for our named executive officers and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares.

(2)	The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Mayer – 2,000 shares of Common Stock owned by his spouse; Mr. Schermer – 6,000 shares of Class B Common Stock owned by his spouse, 2,000 shares of Common Stock and 6,000 shares of Class B Common Stock held by a trust for the benefit of his son, 4,000 shares of Class B Common Stock held by a trust for the benefit of a minor daughter and 2,160 shares of Common Stock held by each of Mr. Schermer’s son and minor daughters and one share of Class B Common Stock held by separate trusts for the benefit of Mr. Schermer’s son and three minor daughters; and Mr. Veon – 400 shares of Common Stock held by his sons.

EXECUTIVE COMPENSATION

Overview

Due to difficult economic conditions affecting the Company, the publishing industry and the overall economy, for 2009, we have substantially reduced compensation for our NEOs. The following changes were implemented for 2009:

•	Salaries were frozen at the 2008 level. In addition, NEOs were required to take one week off without pay, which reduced 2009 salaries paid by 1.9% from the 2008 level;

•	Substantially all annual cash incentive payments were eliminated;

•	No equity award grants were made under the LTIP; and,

•	Contributions to the Retirement Account Plan and Non-Qualified Plan were substantially reduced, or eliminated.

Compensation Discussion and Analysis

The discussion and analysis that follow provide an overview of the Company’s regular executive compensation program that existed in years prior to 2009 and to which we expect to return when business conditions sufficiently improve. Specifics elements of the changes implemented for 2009 are also noted below.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company’s business. References to “we,” “our” or “us” throughout “Compensation Discussion and Analysis” through “Compliance with Internal Revenue Code Section 162(m)” below refer to the ECC. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. We also approve annual individualized objectives for each management person except the CEO. We believe that successful execution of key individual objectives helps drive overall corporate goals. Based on the Summary Compensation Table below, 2009 compensation for the NEOs has historically included the following:

•	Salaries;

•	Annual cash incentives which are based to a large extent on annual performance of the Company or the operations the individual manages;

•	Long-term incentives in the form of restricted Common Stock or stock options that vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

A significant amount of NEO compensation is at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

The Named Executive Officers

SEC regulations require us to include our CEO, Ms. Mary E. Junck, and our chief financial officer, Mr. Carl G. Schmidt, as NEOs. In addition, these regulations require us to include the three other most highly compensated executive officers.

Objectives of our Compensation Program

We intend to be an employer of choice, both in our industry and in the communities we serve. In order to achieve this status, one of our strategies is to have compensation programs in place that will:

•	Reward executives for their contribution;
•	Create an ownership mentality in our executives;
•	Focus the executives on building long-term value;
•	Permit us to recruit the talent we need;
•	Pay our executives at comparable levels with organizations that we compete with for talent; and
•	Encourage our top performers to remain with the Company.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in our peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between our CEO’s total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company’s Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also look at the compensation of our CEO and the other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers. This is often referred to as benchmarking. We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative leadership position in our sector, their relative size as measured by market capitalization and the relative complexity of the business and the CEO’s role and responsibilities. These companies currently are:

•	A.H. Belo Corporation
•	Gannett Co., Inc.
•	Gatehouse Media, Inc.

•	Journal Communications, Inc.
•	The McClatchy Company
•	Media General, Inc.
•	The New York Times Company
•	The E.W. Scripps Company

The Company’s Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data from Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use consultants on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms.

How We Determine the Amount of Compensation

Our By-Laws provide that we have the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board of Directors. The Board of Directors has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by our stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company’s Vice President – Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies’ proxy statements and other information obtained by the Human Resources Department from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each of these summaries presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and bonus), equity awards, retirement benefits, and any other compensation. Accordingly, these summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that annual compensation amounts for our CEO and the other NEOs remained consistent with our expectations.

Salary

We compare our salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer’s responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer’s responsibilities.

In order to implement our philosophy for our executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

For 2009, we froze NEO salaries at the 2008 level, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy. Actual salaries paid to each of the NEOs were reduced 1.9% from the 2008 level due to unpaid time off taken by each of the NEOs in 2009.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years – in two out of ten years they would exceed competitive levels, and in two out of ten years, they would receive less than competitive levels.

The incentive plan for NEOs other than the CEO historically consists of two elements:

•

70% of the total target bonus is based on financial performance as measured by a combination of (1) total company revenue and adjusted operating cash flow (as defined below) and (2) revenue and adjusted operating cash flow (as defined below) for enterprises for which the NEO is responsible, both relative to our current year operating plan (“Budget”); and

•

30% of the total target bonus is based on key result areas (“KRAs”). KRAs are specific individual performance goals that are established for each management person prior to the start of the fiscal year.

Based on performance, the participant is eligible to earn from 0% up to 250% of the financial bonus target and from 0% up to 150% of the KRA bonus target.

For 2009, we suspended substantially all annual cash incentives due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Financial Performance

Revenue is defined as our total operating revenue, adjusted to exclude revenue of acquisitions and divestitures consummated in the period(s) being compared.

Adjusted Operating Cash Flow (“Adjusted OCF”) is defined as our total operating income, adjusted to exclude depreciation, amortization, unusual costs (and cost reductions) and results of acquisitions and divestitures consummated in the period(s) being compared.

Historically, a decline in both revenue and Adjusted OCF from the Budget of more than 3% would result in no payment of an annual cash incentive. Achievement of both the revenue and Adjusted OCF amounts in the Budget would result in payment of 100% of the target. Payment is capped at 250% of the target for exceeding the revenue in the Budget by 5% and exceeding Adjusted OCF in the Budget by 2.5%. Results are interpolated between the minimum and maximum.

Key Result Areas

Historically, all NEOs other than the CEO develop individualized goals for the year. Such goals may be related to revenue improvement, cost control, personnel development, news content or other areas aspects of our business.

For NEOs who have operating responsibilities, KRAs also incorporate other key goals, such as:

•	Online – audience growth;
•	Circulation – maintain or grow circulation units; and
•	Cash costs – operate at or below Budget levels.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO’s determination of discretionary bonuses to the NEOs (other than the CEO) based on specific performance. A discretionary bonus was granted by us to Mr. Schmidt in 2009 based on the successful refinancing of the Company’s debt.

Annual Cash Incentive Plan for the CEO

The annual incentive program for the CEO is historically based solely on the achievement of Adjusted OCF in the Budget. Budgets are approved annually by the Board of Directors. We have limited the CEO’s performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

Historically, a decline in Adjusted OCF from the Budget of a specified amount would have resulted in no payment. Achievement of the Adjusted OCF in the Budget would result in payment of 100% of the target. Payment is capped at 200% of the target for exceeding the Adjusted OCF in the Budget by a specified amount. Results are interpolated between the minimum and maximum.

For 2009, we suspended annual cash incentives for the CEO, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

1990 Long-Term Incentive Plan

Our LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the other NEOs historically range from 80% to 100%. The LTIP is designed to promote ownership of the Company’s Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO’s recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. Accordingly, grants in 2009 are normally related to NEO performance for the 2008 fiscal year. CEO grants are determined by the process described below. Historically, we grant two thirds of the dollar value of long-term incentives in restricted Common Stock and one third of the dollar value in stock options. The restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires. Generally, when options are granted, 75% are non-qualified and 25% are incentive stock options, subject to Tax Code limits.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options in the amount of the shares delivered is awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

See also “Change of Control, Employment and Other Agreements” below.

For 2009, we suspended grants under our LTIP, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy. Accordingly, no grants were made in 2009 related to NEO performance for the 2008 fiscal year or in 2010 for the 2009 fiscal year.

1990 Long-Term Incentive Plan for the CEO

Grants of restricted Common Stock to the CEO are historically made under the Company’s Annual Incentive Compensation Program approved by the stockholders at the Company’s 2005 Annual Meeting. Each year, we historically establish a target award of restricted Common Stock, the receipt of which is subject to adjustment based on the CEO’s achievement of the performance measures we determine at the time of the grant. The performance measure we establish is Adjusted OCF in relation to prior year Adjusted OCF. We determine the dollar value of the target award by considering the CEO’s total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company’s operating performance in relation to peer companies.

Historically, a decline in Adjusted OCF from the comparable prior year amount of more than a specified amount would have resulted in no restricted Common Stock granted. A decrease in Adjusted OCF of a specified amount from the comparable prior year amount would result in a grant of 100% of the target. Grants are capped at 120% of the target for exceeding the comparable prior year amount of Adjusted OCF by a specified amount.

We reserve the right to modify grants based on our evaluation of the CEO’s performance, and to modify the performance measures from year to year. Restricted Common Stock vests three years after the date of the grant of the target award.

The CEO is also eligible to receive non-qualified and incentive stock options.

For 2009, we have suspended grants under our LTIP for the CEO, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

Valuation of Equity Awards

The accounting value of equity awards is expensed ratably over the vesting period of the equity award. As noted above, there were no grants of equity awards in 2009 to NEOs. The accounting value of 2006-2008 equity grants to NEO’s is summarized as follows:

Name	Total Accounting Value of 2009 Grants		Accounting Charge Recorded in 2009 for 2009 Grants		Accounting Charge Recorded in 2009 for 2006- 2008 Grants	Accounting Charge to be Recorded in 2010-2012 for 2009 Grants

Mary E. Junck	$	---	$	---	$440,644	$	---
Carl G. Schmidt		---		---	285,427		---
Greg R. Veon		---		---	205,044		---
Kevin D. Mowbray		---		---	165,366		---
Vytenis P. Kuraitis		---		---	110,612		---

Benefits

Benefits are part of a competitive compensation package to attract and retain employees – including executives. The NEOs participate in the same benefit plans as the Company’s salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company’s insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage
•	Dental insurance
•	Vision insurance
•	Life insurance coverage in the event of the employee’s death
•	Accidental death and dismemberment insurance
•	Short-term disability insurance
•	Long-term disability insurance for a disability lasting longer than five months
•	Retirement Account Plan; and
•	Non-Qualified Plan

Retirement Plans

Under the Company’s Retirement Account Plan and Non-Qualified Plan, the Company historically matches, upon eligibility, employee contributions up to 5% of employee compensation and, in addition, contributes 4.96% of a participant’s total compensation plus an additional 4.56% of such compensation in excess of $106,800. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan, unless the employee was a member of the Pulitzer Retirement Savings Plan, in which case the employee vests after five years. Contributions to the Non-Qualified Plan are vested immediately. Amounts contributed by the Company credited in 2009 under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation.” The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Effective in December 2008, 2009 contributions to the Retirement Account Plan and Non-Qualified Plan were substantially reduced, or eliminated, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

The only additional benefits the NEOs receive are explained below. No NEO received benefits detailed below with a value of $10,000 or more in 2009.

Annual Physical Examination

Each NEO is eligible to receive a comprehensive medical evaluation annually. This program benefits the Company by assuring its most senior executives are medically fit for their responsibilities.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use a mobile telephone provided by the Company. This program benefits the Company by providing the executive access to its systems and communications during non-business hours.

Club Dues

NEO’s are reimbursed for the annual dues of one social membership to a club of the executive’s choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company’s behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such matching contributions are not considered income to the NEO.

We do not allow use of aircraft chartered by the Company for trips not related to the Company’s business. We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company. See “Change of Control, Employment and Other Agreements” below.

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended September 27, 2009.

The Executive Compensation Committee

William E. Mayer, Chairman

Herbert W. Moloney III

Andrew E. Newman

Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2009, 2008 and 2007 compensation of our NEOs:

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4)
Mary E. Junck	2009	$833,654	$440,644	$ ---	$ ---	$48,800	$1,323,098
Chairman, President and Chief Executive Officer	2008	850,000	1,106,522	347,425	---	239,506	2,543,453
	2007	825,000	1,936,576	425,000	375,000	229,698	3,791,282

Carl G. Schmidt	2009	472,731	285,427	---	100,000	40,100	898,258
Vice President, Chief Financial Officer and Treasurer	2008	482,000	354,053	140,734	81,554	117,938	1,176,279
	2007	465,000	299,644	125,613	171,055	90,126	1,151,438

Greg R. Veon	2009	354,058	205,044	---	---	27,279	586,381
Vice President – Publishing	2008	361,000	262,470	107,859	44,056	82,259	857,644
	2007	350,000	235,244	100,028	97,115	66,952	849,339

Kevin D. Mowbray	2009	328,558	165,366	---	---	24,770	518,694
Vice President – Publishing	2008	335,000	192,386	70,664	42,813	74,570	715,433
	2007	325,000	154,828	64,108	103,935	67,476	715,347

Vytenis P. Kuraitis	2009	262,846	110,612	---	---	20,567	394,025
Vice President – Human Resources	2008	268,000	138,967	54,346	44,220	58,046	563,579
	2007	260,000	122,739	52,440	88,660	45,758	569,597

(1)	The NEOs include the principal executive officer and the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers at September 27, 2009.

(2)	Amounts reflect the dollar amount of compensation recognized for financial statement reporting purposes in the year noted, in accordance with FASB rules (including an estimate of possible stock option forfeitures relating to service-based vesting conditions), for restricted Common Stock or stock options awarded in that year or prior years for which vesting has not been completed. See “Valuation of Equity Awards” above. For stock options granted in 2007, the fair value was determined using the Black-Scholes option pricing model. Information with respect to restricted Common Stock and stock options granted to the NEOs in years prior to 2009 that remain outstanding is reflected in “Outstanding Equity Awards” below.

In 2008, we canceled outstanding stock options for our NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares. The cancellation of such options resulted in the acceleration of remaining stock option award expense into 2008.

(3)	Includes amounts paid under the annual cash incentive plan for the CEO and the other NEOs.

(4)	Includes direct and matching contributions made to the Company’s Retirement Account Plan and Non-Qualified Plan and dividends on restricted Common Stock (declared in August 2008) as detailed in the table below:

Name	Year	Company Contributions to Retirement Plans	Dividends on Restricted Common Stock
Mary E. Junck	2009	$32,626	$16,174
Carl G. Schmidt	2009	30,342	9,758
Greg R. Veon	2009	20,253	7,026
Kevin D. Mowbray	2009	19,075	5,695
Vytenis P. Kuraitis	2009	16,707	3,860

The Summary Compensation Table above details compensation for the Company’s NEOs in the manner prescribed by SEC regulations. Stock and option awards are made after the end of the fiscal year just completed and are related to that year’s performance, as noted under “1990 Long-Term Incentive Plan”

above. We suspended grants under our LTIP due to difficult economic conditions affecting the Company, the publishing industry and the economy in general. In addition, all NEOs voluntarily surrendered their outstanding stock options in 2008. For 2009, the Company suspended substantially all NEO bonuses, which are included in “Non-Equity Incentive Plan Compensation”. In addition stock and option awards were suspended for both 2009 and 2008. Further, Retirement Account Plan and Non-Qualified Plan contributions, which are included in “All Other Compensation”, have been substantially reduced, and dividends, which are also a component of “All Other Compensation”, have been suspended by the Company subsequent to the dividend declared in August 2008.

The following table, which is not required by SEC regulations, restates 2009, 2008 and 2007 NEO compensation to take into account the period in which it was earned, reflects the market value as of the December 20, 2007 grant date of stock awards granted for the 2007 fiscal year (which value has substantially declined) and recognizes the voluntary surrender by the NEOs of their outstanding option awards in 2008.

Name	Year	Salary	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation	Total

Mary E. Junck	2009	$833,654	$	---	$	---	$	---	$48,800	$882,454
	2008	850,000		---		---		---	239,506	1,089,506
	2007	825,000		53,757		---		375,000	229,698	1,483,455

Carl G. Schmidt	2009	472,731		---		---		100,000	40,100	612,831
	2008	482,000		---		---		81,554	117,938	681,492
	2007	465,000		478,943		---		171,055	90,126	1,205,124

Greg R. Veon	2009	354,058		---		---		---	27,279	381,337
	2008	361,000		---		---		44,056	82,259	487,315
	2007	350,000		332,498		---		97,115	66,952	846,565

Kevin D. Mowbray	2009	328,558		---		---		---	24,770	353,328
	2008	335,000		---		---		42,813	74,570	452,383
	2007	325,000		308,751		---		103,935	67,476	805,162

Vytenis P. Kuraitis	2009	262,846		---		---		---	20,567	283,413
	2008	268,000		---		---		44,220	58,046	370,266
	2007	260,000		195,005		---		88,660	45,758	589,423

Grants of Plan-Based Awards

The Company’s stock options are not transferable, are subject to a risk of forfeiture, and the actual value of the stock options that the NEO may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

For 2009, we suspended grants under our LTIP, due to difficult economic conditions affecting the Company, the publishing industry and the overall economy.

In 2008, we canceled outstanding stock options for our NEOs and certain other key employees who voluntarily tendered such options to the Company for cancellation and termination without consideration or promise of consideration for their shares.

Outstanding Equity Awards at September 27, 2009

The following table summarizes outstanding equity awards to the NEOs as of September 27, 2009:

	Restricted Common Stock Awards
Name	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
		(1)
Mary E. Junck	39,204	$82,720
Carl G. Schmidt	43,707	92,222
Greg R. Veon	30,937	65,277
Kevin D. Mowbray	26,476	55,864
Vytenis P. Kuraitis	17,213	36,319

(1)	Based on closing market price of $2.11 on September 25, 2009.

Option Exercises and Stock Vested

The following table summarizes information related to vesting of restricted Common Stock of the NEOs in 2009. No stock options were exercised by any NEO in 2009.

	Restricted Common Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
		(1)
Mary E. Junck	49,500	$75,240
Carl G. Schmidt	7,650	11,628
Greg R. Veon	6,040	9,181
Kevin D. Mowbray	3,500	5,320
Vytenis P. Kuraitis	3,100	4,712

(1)	Based on the fair market value of Company Common Stock on the November 18, 2008 vesting date of $1.52.

Nonqualified Deferred Compensation

The following table summarizes information related to activity in the Non-Qualified Plan for the NEOs in 2009.

Name	NEO Contributions	Company Contributions	Aggregate Earnings (Loss)	Distributions	Aggregate Balance at September 27, 2009
	(1)	(2)(3)	(4)	(5)	(6)
Mary E. Junck	$71,115	$30,855	$(347,649)	$1,660,152	$61,739
Carl G. Schmidt	46,731	29,338	(135,845)	681,597	12,999
Greg R. Veon	23,724	19,501	4,120	806,804	3,603
Kevin D. Mowbray	6,328	18,377	819	171,456	---
Vytenis P. Kuraitis	31,916	11,938	3,792	626,657	---

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(2)	Amounts included in the Summary Compensation Table under “All Other Compensation.”

(3)	Represents Company matching contributions to the Non-Qualified Plan.

(4)	Earnings (loss) are based on the performance of investments selected by the employee.

(5)	Pursuant to the terms of the Non-Qualified Plan and special provisions of Section 409A of the Code, the account balances of all participants in the Non-Qualified Plan on December 31, 2008 were liquidated and paid to the participants in January 2009.

(6)	Amounts include compensation to the NEO in the form of Company contributions in 2009.

For those continuing to participate in the Non-Qualified Plan in 2009 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

In 2008, we approved a new form of employment agreement between the Company and each of the NEOs and certain other executives of the Company, which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company’s Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive’s employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 2 1/2 months following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company’s incentive, savings, retirement and welfare benefit plans; and

•

Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or other peer executives of the Company.

Benefits Upon Termination

If the officer’s employment is terminated during the three-year employment period other than for cause, death or disability, or the officer terminates employment for good reason, the officer will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the officer’s annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•

A payment equal to three times the Company’s average annual contributions on behalf of the officer under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the officer in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the officer’s employment due to the (1) willful and continued failure of the officer to perform substantially the officer’s duties with the Company or one of its affiliates, or (2) the willful engaging by the officer in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the officer related to the change of control, the agreements also require the Company to pay the officer in a lump sum (subject to certain limits and safe harbor/reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and

•	Any penalties and interest incurred by the executive related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the officers are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•

Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the officers execute a release of claims in favor of the Company and its affiliates.

Acquirer’s Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company’s obligations under the agreements.

Equity Awards

The Company’s LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 27, 2009 related to potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that would be realized by the Company.

Name	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes		Total

Mary E. Junck	$4,061,728	$	---	$4,061,728
Carl G. Schmidt	2,226,420		810,899	3,037,319
Greg R. Veon	1,580,817		---	1,580,817
Kevin D. Mowbray	1,756,760		682,180	2,438,940
Vytenis P. Kuraitis	1,246,000		483,514	1,729,514

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Tax Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company’s executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Herbert W. Moloney III, a director of the Company and a member of the ECC, is Chief Operating Officer of Western Colorprint, which provides us, in the normal course of business, with printing services. This relationship is explained below in “Certain Relationships and Related Transactions”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or Class B Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems it to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors including our rationale for entering into a related-party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

In 2009, there was one series of related-person transactions under relevant rules. Herbert W. Moloney III, a director of the Company, became Chief Operating Officer of Western Colorprint in January 2007. Western Colorprint provides us, in the normal course of business, with printing services for which we paid Western Colorprint $822,000 in 2009. We expect to continue to purchase such services in 2010. We believe that the terms of our continuing business with Western Colorprint are comparable to terms that would have been reached by unrelated persons in an arms-length transaction. Our Audit Committee and the Board of Directors have reviewed the relationship between us and Western Colorprint and have ratified these transactions, concluding that the relationship is not material to either party, and that Mr. Moloney does not, and will not, have a material interest in, nor any direct involvement with, the transactions and as such has no material relationship with the Company.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS REGARDING ANNUAL FINANCIAL STATEMENTS

The Audit Committee is comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held eight meetings during 2009. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 27, 2009.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman

Nancy S. Donovan

Leonard J. Elmore

Herbert W. Moloney III

Gordon D. Prichett

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, including the NYSE’s definition of independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 14, 2008, as approved by the Audit Committee, we replaced Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm.

Deloitte’s reports on the Company’s consolidated financial statements for 2007 and 2006, the then two most recent fiscal years, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s then past two fiscal years and the interim period through May 14, 2008, we did not have any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report. Further, Deloitte did not advise the Company that internal controls necessary to develop reliable financial statements did not exist, that information had come to the attention of Deloitte which made Deloitte unwilling to rely on our representations (or unwilling to be associated with the financial statements prepared by management), that the scope of the audit should be expanded significantly, or information had come to Deloitte’s attention that Deloitte had concluded would, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report).

On May 14, 2008, KPMG was designated by the Audit Committee to audit the consolidated financial statements of the Company for the year ended September 28, 2008 and was subsequently reappointed for the year ended September 27, 2009. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

For 2009 and 2008, KPMG and Deloitte performed the following professional services and received, or will receive, fees in the amounts indicated.

	2009	2008

	KPMG	KPMG	Deloitte

Audit fees	$885,000	$952,000	$242,400
Tax fees:
Compliance	---	---	195,000
Advice and planning	---	---	101,800
	---	---	296,800
	$885,000	$952,000	$539,200

Services Provided by KPMG and Deloitte

All services rendered by KPMG and Deloitte are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG or Deloitte for services are disclosed in the table above under the categories described below.

Audit Fees – Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees – Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG or Deloitte is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees – Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm’s core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 26, 2010.

  *  *  *  *

The Report of the Executive Compensation Committee and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Presentation and Reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2011 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting by September 9, 2010.

Stockholders who want to bring business before the 2011 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 9, 2010. The requirements for such notice are set forth in our By-Laws, which were filed as an exhibit to our Current Report on Form 8-K filed May 21, 2007. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and we are required to disclose in our Proxy Statement any failure to file by these dates in 2009.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that it has estimated will not exceed $15,000 plus expenses.

MARY E. JUNCK

EXHIBIT A

AMENDED AND RESTATED LEE ENTERPRISES, INCORPORATED

1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Effective February 17, 2010

1. Purposes

The purpose of the Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Plan”) of Lee Enterprises, Incorporated (the “Company”) is to promote the interests of the Company and its stockholders by (i) encouraging non-employee directors to own shares of the Company’s Common Stock and thereby link their interests more closely with the interests of the other stockholders of the Company; (ii) attracting and retaining non-employee directors of outstanding ability; (iii) providing incentive compensation opportunities which are competitive with those of other major corporations; and (iv) enabling such directors to participate in the long-term growth and financial success of the Company.

2. Definitions

The following definitions shall be applicable throughout the Plan:

“Administrator” – means the Chief Executive Officer of the Company.

“Award” – means a grant of Common Stock under Section 7 of the Plan.

“Board of Directors” – means the Board of Directors of the Company.

“Cash Compensation” – means annual retainer, fees payable for serving as Chairman of the Board of Directors or of a committee of the Board or for attending any meetings of the Board or any committee thereof, per diem consultation fees or other compensation payable as a non-employee director of the Company.

“Code” – means the Internal Revenue Code of 1986 as amended from time to time.

“Common Stock” – means the common stock of Lee Enterprises, Incorporated, $2.00 par value.

“Company” – means Lee Enterprises, Incorporated, a Delaware corporation, including any and all subsidiaries.

“Exchange Act” – means the Securities Exchange Act of 1934 as amended from time to time.

“Participant” – means a non-employee director of the Company who has been granted an Award.

3. Effective Date and Duration of the Plan

The Plan shall become effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on February 17, 2010 or any adjournment thereof. The Plan shall terminate at such time as may be determined by the Administrator, and no Awards shall be granted after such termination.

4. Administration

(a)	Administrator. The Plan shall be administered by the Administrator subject to the restrictions set forth in the Plan. Before any Awards are granted, the Administrator may require Participants to execute any agreements that the Administrator, in his or her discretion, shall reasonably require.

(b)

Powers. Subject to the provisions of the Plan, the Administrator shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions, but shall have no authority with respect to the selection of directors to receive awards, the number of shares subject to the Plan or each grant thereunder, or the price or timing of Awards to be made except as provided in Section 9. The Administrator shall have no authority to increase materially the benefits under the Stock Plan.

(c)	Decisions Binding. All determinations and decisions made by the Administrator according to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, their estates and beneficiaries, and the Company and it stockholders and employees.

5. Common Stock Awards; Shares Subject to the Plan

(a)	Stock Grant Limit. Awards will be granted to Participants in the Plan in accordance with the provisions of Section 7 below. Subject to Section 8 below, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 366,933 shares. Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.

(b)	Stock Offered. The Common Stock to be granted constituting an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

6. Eligibility

Awards may be granted only to directors of the Company who, at the time of grant, are not employees of the Company or of any subsidiary of the Company.

7. Common Stock Awards

(a)	Annual Awards of Common Stock. Beginning on June 1, 2010, and annually on the first business day of June of each year thereafter, each Participant shall automatically be granted an Award of 10,000 shares of Common Stock (the “Annual Award”), as adjusted according to Sections 7(c) and 8 below. A Participant who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders shall automatically receive an Annual Award on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she took office, provided, however, that any Participant who is elected to the Board of Directors to fill such a vacancy shall receive only one Annual Award per fiscal year.

(b)	Payment for Stock. A Participant shall not be required to make any payment for Common Stock received pursuant to this Plan, except to the extent otherwise required by law.

(c)	Fair Market Value. Notwithstanding subsection (a) above, the fair market value of an Annual Award based on the closing price on the Date of Grant made under this Section shall not exceed the annual cash retainer payable to the Participant by the Company.

(d)	Holding Requirement. Any Annual Award made under this Section shall be held by such Participant for a minimum of ten (10) years, unless such Participant retires, resigns or dies while holding the position of director prior to satisfying this holding requirement.

8. Change in Capital Structure

In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to the holders of Common Stock other than cash dividends, the Administrator shall make such substitution or adjustment, if any, as he or she deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Company, as to the number, including the number specified in Section 5(a) above, or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding shares of Common Stock.

9. Amendment, Modification and Termination

The Administrator may amend, suspend or terminate the Plan as he or she shall deem advisable or to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder, but may not amend the Plan without further approval of the stockholders if such approval is required by law. Adjustments shall be made in the number and kind of shares subject to the Plan as provided in Section 8 above.

10. Miscellaneous

(a)	No Right to an Award. Neither the adoption of the Plan or any action of the Administrator shall be deemed to give a director a right to an Award or any other rights hereunder except as may be evidenced by an Award duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth herein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b)	No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any director any right with respect to continuation of service or nomination for reelection as a director with the Company or (ii) interfere in any way with the right to remove a director from office at any time for cause as provided in the Company’s Restated Certificate of Incorporation.

(c)	Other Laws; Withholding. The Company shall not be obligated to issue any shares of Common Stock until there has been compliance with such laws and regulations as the Company may deem applicable. No fractional shares of Common Stock shall be delivered. The Company shall have the right to collect cash from Participants in an amount necessary to satisfy any federal, state or local withholding tax requirements. A Participant may elect to satisfy tax withholding requirements, in whole or in part, by having the Company withhold shares of Common Stock to satisfy the amount of taxes required to be withheld.

(d)	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Additional Compensation. Shares of Common Stock granted under the Plan shall be in addition to any Cash Compensation payable to a Participant as a result of his or her service as a non-employee director of the Company.

(f)	Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g)	Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of law principles.

(h)	Securities Law Compliance. With respect to any Participant subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, regardless of whether the conditions are expressly set forth in the Plan. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

EXHIBIT B

AMENDED AND RESTATED LEE ENTERPRISES, INCORPORATED

1990 LONG-TERM INCENTIVE PLAN

(Effective October 1, 1999,

As amended effective January 6, 2010)

Section 1: GENERAL PROVISIONS

1.1	Purposes

The purposes of the 1990 Long-Term Incentive Plan, as amended, restated and extended (the “Plan”) of Lee Enterprises, Incorporated (the “Company”) are to promote the interests of the Company and its stockholders by (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company.

1.2	Definitions

“Affiliate” – means any corporation or other entity (i) which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body; and (ii) which is designated by the Board of Directors as an “Affiliate” for purposes of this Plan.

“Award” – means a grant or award under Sections 2 through 3, inclusive, of the Plan.

“Board of Directors” – means the board of directors of the Company.

“Code” – means the Internal Revenue Code of 1986 as amended from time to time.

“Committee” – means the Executive Compensation Committee of the Board of Directors.

“Common Stock” – means the Common Stock, $2.00 par value, of the Company, which may be authorized and unissued shares or may be reacquired shares of such Common Stock, together with a Preferred Share Purchase Right.

“Corporation” – means the Company, its divisions, Subsidiaries and Affiliates.

“Class B Common Stock” – means the Class B Common Stock, $2.00 par value, of the Company.

“Common Shares” – means the shares of Common Stock and Class B Common Stock treated as one class.

“Disability Date” – means the date on which a Participant is deemed disabled under the employee benefit plans of the Corporation applicable to the Participant.

“Employee” – means any key employee of the Corporation.

“Fair Market Value” – means, as the Committee shall determine, either (i) the average of the high and low prices of the Common Stock, or (ii) the closing price of the Common Stock, on the date on which it is to be valued hereunder as reported for New York Stock Exchange-Composite Transactions.

“Non-Employee Director” – has the meaning set forth in Rule 16b-3(3)(i) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Commission.

“Normal Retirement Date” – has the meaning set forth in the pension or retirement plan of the Corporation applicable to the Participant, or such other date as may be mutually agreed upon in writing by the Committee and the Participant.

“Participant” – means an Employee who is selected by the Committee to receive an Award under the Plan.

“Preferred Share Purchase Right” – means the right to the holders of “Common Stock” issued pursuant to the Plan to purchase from the Company one one-thousandth of a share of Series A Participating Convertible Preferred Stock, without par value, of the Company at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment in a “Change of Control”.

“Restricted Period” – means a period of three (3) years, or such other period of years selected by the Committee, during which a grant of Restricted Stock may be forfeited to the Company.

“Restricted Stock” – means shares of Common Stock contingently granted to a Participant under Section 3 of the Plan.

“Stock Appreciation Rights” – shall have the meaning specified in Section 1.6(b).

“Subsidiary” – means any corporation in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of its stock having voting power; provided that with respect to incentive stock options granted hereunder, the term “subsidiary” shall be as defined in Section 425(f) or any successor provision of the Code.

1.3	Administration

The Plan shall be administered by the Committee, which shall at all times consist of three (3) or more members, each of whom shall be a Non-Employee Director. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not executive officers or directors of the Company, provided the Committee shall fix the maximum amount of such Awards for the group and a maximum amount for any one Participant. The Committee’s decisions are binding upon all parties.

1.4	Eligibility

All Employees who have demonstrated significant management potential or who have contributed, or are deemed likely to contribute, in a substantial measure to the successful performance of the Corporation, as determined by the Committee, are eligible to be Participants in the Plan.

1.5	Shares Reserved

(a)	There shall be reserved for issuance pursuant to the Plan a total of three million nine hundred fifty-six thousand three hundred fifty-nine (3,956,359) shares of Common Stock, together with sufficient shares to cover outstanding grants under the Plan as of December 28, 2009. In the event that (i) a stock option expires or is terminated unexercised as to any shares covered thereby, (ii) shares are forfeited for any reason under the Plan, or (iii) shares are tendered as consideration for the exercise of options under Section 2.3 or for withholding of taxes under Section 1.7, such shares shall thereafter be again available for issuance pursuant to the Plan. In the event that a stock option is surrendered for payment pursuant to Section 1.6(b) hereof, the shares covered by the stock option shall not thereafter be available for issuance pursuant to the Plan.

(b)	In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Corporation, as to the number (including the number specified in Section 1.5(a) above) or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding stock options, the option prices thereof, and the number of outstanding Awards of other types.

1.6	Change of Control

(a)	Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control: any stock options and Stock Appreciation Rights outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; and the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; provided, that, if payment of cash under this paragraph would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for such cash payment would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to this paragraph, Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

(b)	Notwithstanding any other provision of the Plan to the contrary, during the 60-day period from and after a Change of Control (the “Exercise Period”), unless the Committee shall determine otherwise at the time of grant (or, with respect to Stock Options outstanding as of May 7, 1998, on May 7, 1998), an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change of Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 1.6(b) shall have been exercised (“Stock Appreciation Rights”). Notwithstanding the foregoing, if any right granted pursuant to this Section 1.6(b) would make a Change of Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Common Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder or, if payment of such Common Stock would similarly make such transaction ineligible for pooling of interests accounting, eliminate such right.

(c)	For purposes of the Plan, “Change of Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange – Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of incentive stock options and Stock Appreciation Rights relating to incentive stock options, the Change of Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such incentive stock option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(d)	For purposes of this Plan, a “Change of Control” means:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 15% or more of the Common Shares; provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (D) any acquisition by a Person of Beneficial Ownership of less than 25% of the Common Shares if such Person reports, or is required to report such Beneficial Ownership on Schedule 13G under the Exchange Act or Schedule 13D of the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another (entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Common Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the Common Shares or, with respect to an entity other than the Company, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Common Shares, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the Common Shares or, with respect to an entity other than the Company, the then outstanding shares of common stock of the corporation resulting from such Business Combination (or, for a non-corporate entity, equivalent securities) or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.7	Withholding

The Corporation shall have the right to deduct from all amounts paid in cash (whether under this Plan or otherwise) any taxes required by law or other amounts authorized by a Participant to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion the Participant may be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value on the date such taxes are required to be withheld equals the amount required to be withheld.

1.8	Nontransferability

No Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

1.9	No Right to Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation. Further, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability, or from any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

1.10	Construction of the Plan

The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Delaware, without regard to conflict of law principles.

1.11	Amendment

(a)	The Board of Directors may amend, suspend or terminate the Plan or any portion thereof and any Award hereunder at any time, provided that no amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 1.5(b) hereof) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the class of Employees eligible to be Participants; (iii) decrease the minimum option prices stated herein (other than to change the manner of determining Fair Market Value to conform to any then applicable provision of the Code or regulations thereunder); (iv) extend the expiration date of the Plan as it applies to incentive stock options; or (v) withdraw the administration of the Plan from a committee consisting of three or more members, each of whom is a Non-Employee Director. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with applicable law and rules and regulations thereunder. Notwithstanding anything in this Plan to the contrary, following a Change of Control the Board may not amend the Plan in a manner that would adversely affect any outstanding Award of a Participant without the written consent of such Participant.

(b)	The Committee with the Participant’s consent may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) a stock option becomes exercisable; (ii) or a Restricted Stock becomes nonforfeitable; or (iii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

1.12	Dividends, Equivalents and Voting Rights; Cash Payments

Awards may provide the Participant with (i) dividends or dividend equivalents and voting rights prior to either vesting or earnout; and (ii) to the extent determined by the Committee, cash payments in lieu of or in addition to an Award.

1.13	Effective Date

The Plan shall be effective on October 1, 1999, subject to ratification by the stockholders of the Company. No incentive stock options may be granted under the Plan after January 6, 2020.

Section 2: STOCK OPTIONS

2.1	Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom stock options shall be granted, the number of shares to be covered by each stock option and the conditions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of the stock option. The number of shares of Common Stock with respect to which stock options may be granted to any Participant during any fiscal year shall not exceed 200,000 (subject to adjustment as provided in Section 1.5(b) hereof). The Committee shall have the authority to grant stock options that are intended to be, and qualify as, incentive stock options under Section 422A of the Code, or to grant non-qualified stock options, or to grant both types of stock options, except that incentive stock options can only be granted to Participants who are Employees of the Company or a Subsidiary. In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such grant and vesting limitations as may be prescribed by Section 422A(d) of the Code, as from time to time amended, and any implementing regulations. Unless the Committee provides otherwise at the time of grant, or at anytime as provided in Section 1.6, an incentive stock option shall be issued in tandem with a Stock Appreciation Right and exercisable except as otherwise provided in the Plan.

2.2	Option Price

The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. The option price shall be subject to adjustment in accordance with the provisions of Section 1.5(b) hereof.

2.3	Exercise of Options

(a)	The Committee may determine that any stock option shall become exercisable in installments and may determine that the right to exercise such stock option as to such installments shall expire on different dates or on the same date. Incentive stock options may not be exercisable later than ten years after their date of grant.

(b)	In the event a Participant ceases to be an Employee with the consent of the Committee, or upon the occurrence of his or her death, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date, his or her stock options shall be exercisable at any time prior to a date established by the Committee at the date of grant. Except as otherwise provided by the Committee, if a Participant ceases to be an Employee for any other reason, his or her rights under all stock options shall terminate no later than the thirtieth (30th) day after such cessation of employment.

(c)	Each stock option shall be confirmed by a stock option agreement executed by the Company and by the Participant. The option price of each share as to which an option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such limitations on the tender of Common Stock as the Committee may impose, or by a combination of cash and shares of Common Stock. In addition, the Committee may provide the Participant with assistance in financing the option price and applicable withholding taxes, on such terms and conditions as it determines appropriate.

(d)	Stock options granted under the Plan may include the right to acquire an Accelerated Ownership Non-Qualified Stock Option (“AO”). If an option grant contains an AO, and if a Participant pays all or part of the purchase price of the option with shares of Common Stock held by the Participant for at least one (1) year, then upon exercise of the option the Participant shall be granted the additional option to purchase, at the Fair Market Value as of the date of the AO grant, the number of shares of Common Stock equal to the number of whole shares of Common Stock used by the Participant in payment of the purchase price and the number of whole shares of Common Stock, if any, withheld by the Company as payment for applicable withholding taxes. An AO may be exercised no earlier than one (1) year after its grant and no later than the date of expiration of the option to which the AO is related.

(e)	Stock options may be exercised during the option term (as specified in the option agreement), by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other type of instrument as may be determined from time to time to be acceptable by the Committee or in accordance with procedures established by the Committee. As determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the case of the exercise of a non-qualified stock option in the form of Restricted Stock subject to an Award hereunder (based, in each case, on the Fair Market Value of the Common Stock on the date the option is exercised, as determined by the Committee). If payment of the option exercise price of a non-qualified stock option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted, as the case may be, in accordance with the original terms of the Restricted Stock award in question, and any additional Common Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by, or in accordance with procedures established by, the Committee, in its sole discretion, at or after grant.

Section 3: RESTRICTED STOCK

3.1	Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom shares of Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during and the conditions under which the Restricted Stock may be forfeited to the Company, the purchase price, if any, to be paid by a Participant for such Restricted Stock, and the terms and conditions of the Award in addition to those contained in Section 3.2. Such determinations shall be made by the Committee at the time of the grant.

3.2	Terms and Conditions

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in Section 2.3(e), during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him or her, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or his or her legal representative.

3.3	Termination of Employment

Unless otherwise provided by the Committee at the time of the grant of Restricted Stock, in the event a Participant voluntarily terminates his or her employment with the Corporation during the Restricted Period, or upon the occurrence of his or her death, during the Restricted Period, Normal Retirement Date (or, if approved in writing by the Committee, his or her actual retirement date) or Disability Date during the Restricted Period, the restrictions imposed hereunder shall lapse with respect to such shares of Restricted Stock. In the event a Participant ceases to be an Employee for any other reason during the Restricted Period, unless otherwise provided by the Committee, all shares of Restricted Stock shall thereupon be forfeited to the Company.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 17, 2010

9:00 a.m. CT

Lee Enterprises Corporate Offices

201 N. Harrison St.

Fourth Floor

Davenport, IA 52801

201 N. Harrison St., Suite 600
Davenport, IA 52801	proxy

COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 17, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

ADDRESS BLOCK	Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/lee
Use the Internet to vote your proxy until 12:00 p.m. (CT) on February 16, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on February 16, 2010.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1.	ELECTION OF	01	Mary E. Junck	03	Gordon D. Prichett	☐	Vote FOR all nominees	☐	Vote WITHHELD
	DIRECTORS:	02	Andrew E. Newman				(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm	☐ For ☐ Against ☐ Abstain

3.	To consider and act upon a proposal to amend and restate the 1996 Stock Plan for Non-Employee Directors (as amended and restated in 2003)	☐ For ☐ Against ☐ Abstain

4.	To consider and act upon a proposal to amend and restate the 1990 Long-Term Incentive Plan (as amended effective January 10, 2008)	☐ For ☐ Against ☐ Abstain

5.	In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY when properly executed will be voted as directed or, if no direction is given, will be voted FOR each proposal..

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.